EXHIBIT 99.2

To	All Liberty Global Employees
From	Liberty Global Corporate Communications
Date	October 22, 2014
Subject	Plan to Establish Tracking Shares for Latin American Operations

Today we’re announcing that our Board of Directors has approved a plan to create a tracking stock for our Latin American and Caribbean operations (the “LiLAC Group”). The LiLAC Group will initially have attributed to it our 100% interests in VTR GlobalCom and VTR Wireless as well as our 60% interest in Liberty Cablevision of Puerto Rico.

Chief Executive Officer Mike Fries said: “The creation of a tracking stock will highlight the value of our well-positioned operations in Latin America and the Caribbean. This structure will enable us to retain the advantages of doing business as a single company, including the benefits of being able to leverage the expertise of our broader management team, our technology development program and our overall economies of scale. At the same time, we will be creating ‘pure-play’ European and Latin American equities that we believe will be attractive to investors.”

We expect that the process to create and distribute the tracking stock will take approximately five months to complete, due to the required filings with the SEC as well as shareholder approvals, among other conditions.

Please note that ‘tracking stock’ (or tracking shares) for our LiLAC group are shares of our company that we intend to reflect or ‘track’ the economic performance of our Latin American and Caribbean operations, rather than the economic performance of our company as a whole.

For your information, we have attached the press release published today on this matter.

Additional Information and where to find It
Nothing in this communication shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global, including Liberty Global’s proposed new LiLAC Group tracking shares or Liberty Global’s existing ordinary shares. The issuance of the new LiLAC Group tracking shares will only be made pursuant to an effective registration statement. In connection with the proposed issuance of the LiLAC Group tracking shares, Liberty Global has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”).  SHAREHOLDERS OF Liberty GLOBAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement including the proxy statement/prospectus contained therein, as well as other filings containing information about Liberty Global, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the registration statement and other filings with the SEC that are incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations.

Participants in a solicitation
The directors and executive officers of Liberty Global and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the LiLAC Group tracking shares. Information regarding the directors and executive officers of Liberty Global and other participants in the proxy solicitations and a description of their respective direct and indirect interests, by security holdings or otherwise, is contained in Liberty Global’s proxy statement filed with the SEC on April 30, 2014